Exhibit 10.17

AGREEMENT OF SUBLEASE

between

AMPEX CORPORATION,

as Sublessor

- and -

CALYPSO CAPITAL MANAGEMENT, LLC

as Sublessee

Premises:	The entire 20th Floor 135 East 57th Street New York, New York

-i-

TABLE OF CONTENTS

(continued)

SCHEDULE A - Floor Plan

SCHEDULE B - Letter of Credit

-ii-

AGREEMENT OF SUBLEASE (this “Sublease”), dated as of the 23rd day of April, 2004, by and between AMPEX CORPORATION, a Delaware corporation having offices at 135 East 57th Street, New York, New York (“Sublessor”), and CALYPSO CAPITAL MANAGEMENT, LLC a Delaware limited liability company having offices at having offices at 135 East 57th Street, 21st Floor, New York, New York (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor is the tenant of the entire 20th floor and 32nd floor in the building known as 135 East 57th Street, New York, New York (the “Building”), and Sublessee is desirous of subletting the entire 20th floor of such space consisting of approximately 12,800 rentable square feet as shown cross-hatched on the floor plan annexed hereto as Schedule A (the “demised premises” or “Demised Premises”) from Sublessor upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, covenants, conditions, provisions and agreements hereinafter set forth, Sublessor does hereby sublet to Sublessee, and Sublessee does hereby take and hire from Sublessor, the demised premises.

This Sublease shall be expressly subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in that certain (i) Agreement of Lease dated August 14, 1997, entered into between TRST New York, Inc., LAFP New York Inc. and The Alaska Permanent Fund, as landlord and predecessor in interest to the current landlord of the Building, 135 East 57th Street LLC (hereinafter referred to as “Underlying Landlord”), and Sublessor, as tenant therein (such lease as amended by that certain First Amendment of

Lease dated April 19, 1999 (the “Amendment”) between Underlying Landlord and Sublessor, is hereinafter referred to as the (“Underlying Lease”), except such terms, covenants, conditions, provisions and agreements as are specifically inconsistent with the provisions hereof or are set forth in Paragraph 23 below (the “Excluded Provisions”), and (ii) Ground Lease dated December 19, 1972 (as amended) between William F. Wallace and Stratford C. Wallace, as trustees under a trust agreement dated June 2, 1969 between Dolorita Fitzgerald Wallace, a/k/a Dolorita F. Wallace, as settler, and said trustees as landlord, and Madison Realty Associates, as tenant (the “Ground Lease”). All express provisions of this Sublease shall govern in all circumstances unless use of the demised premises or any action or inaction taken in accordance with said provisions may be the basis of a default under the Underlying Lease, in which case the inconsistency shall be resolved in favor of the provisions of the Underlying Lease. A true copy of the Underlying Lease, with certain of the Excluded Provisions deleted, has been delivered to, and reviewed by, Sublessee.

1. Term.

(A) The term of this Sublease shall commence (the “Commencement Date”) ten (10) days from the date that Sublessor delivers to Sublessee the fully executed Sublease Consent (as hereinafter defined). The term of this Sublease shall terminate on April 29, 2008 (the “Expiration Date”), unless such term shall sooner cease or terminate or be extended pursuant to the terms of this Sublease. Sublessor and Sublessee agree to confirm the actual Commencement Date in writing; however, the failure to so confirm shall have no effect on the Commencement Date.

(B) Notwithstanding anything to the contrary contained herein, if for any reason the term of the Underlying Lease is terminated prior to the Expiration Date of this

Sublease, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Sublessee by reason thereof unless such termination is due to, or involves, a breach by Sublessor of its obligations under the Underlying Lease or this Sublease.

2. Fixed Rent.

(A) Sublessee shall pay to Sublessor, during the term of this Sublease, an annual rental (“fixed rent”) Four Hundred Seventy-Three Thousand Six Hundred and 00/100 ($473,600.00) Dollars per annum, payable in equal monthly installments of $39,466.67. Notwithstanding the foregoing, there shall be no fixed rent payable for (i) the period commencing on the Commencement Date to and including October 31, 2004 and (ii) the periods set forth on Schedule 2 annexed hereto (collectively, the “Concession Period”). Sublessee’s use of the demised premises during the Concession Period, shall be subject to all the terms and condition of this Sublease (including without limitation Sublessee’s obligation to pay additional rent), except for Sublessee’s obligation to pay fixed rent.

(B) Each monthly installment of fixed rent shall be paid on the first day of each and every calendar month during the term of this Sublease by check drawn on a bank with an office in New York City at which the check can be presented for payment, except that a check for the first full monthly installment of fixed rent shall be deposited in escrow with Sublessee’s counsel, Sadis & Goldberg, LLC (“Escrow Agent”), and Escrow Agent shall release such check to Sublessor upon its receipt of a copy the Sublease Consent executed by Underlying Landlord.

The fixed rent for any month of the term of this Sublease which does not begin or end on the first or last day of a calendar month shall be prorated on a daily basis in accordance with the fixed rent due for the calendar month. All fixed rent, additional rent (as hereinafter defined) and other sums and charges due to Sublessor under this Sublease shall be paid by Sublessee at the office of Sublessor set forth above, or at such other place as Sublessor may designate, without any notice, setoff or deduction whatsoever. Sublessee’s obligation to make such payments shall survive the Expiration Date or sooner termination of this Sublease.

(C) All other costs and expenses which Sublessee assumes or agrees to pay pursuant to this Sublease shall be deemed “additional rent” and, in the event of non-payment, Sublessor shall have all the rights and remedies herein provided for in case of non-payment of fixed rent. If Sublessee shall fail to pay any installment of fixed rent or additional rent within a period of ten (10) days after the due date of the installment in question, Sublessee shall also pay to Sublessor a late charge equal to one (1%) percent per month of the overdue amount, such late charge to be payable as additional rent hereunder. The payment of such late charge shall be in addition to all other rights and remedies available to Sublessor in the case of non-payment of fixed rent.

(D) Other than the Excluded Provisions, if Sublessor shall be charged with respect to the demised premises for any other sums or charges pursuant to the provisions of the Underlying Lease, including, without limitation, for overtime or other extra services requested by Sublessee, then Sublessee shall be liable for all such sums and charges as additional rent under this Sublease and such sums shall be due and payable by Sublessee to Sublessor within ten (10) days of Sublessee’s receipt of written notice from Sublessor.

3. Electricity Charge.

(A) Sublessee shall obtain electricity from the public utility company in accordance with the provisions of Article 4 of the Underlying Lease.

(B) Sublessor shall not be liable in any way to Sublessee for any failure or defect in the supply or character of electric current furnished to the demised premises. Sublessee covenants and agrees that, at all times, its connected electrical load shall not cause a default under the Underlying Lease.

4. Additional Rent. Sublessee shall pay to Sublessor, as additional rent, 65.60% of all amounts payable by Sublessor to Underlying Landlord pursuant to Article 3 of the Underlying Lease, which are applicable to the term of this Sublease. For purposes of determining the amounts payable by Sublessee pursuant to this Paragraph 4: Base Operating Factor shall mean the Operating Expenses for the 2004 Operating Year, and Base Tax Factor shall mean the fiscal tax year beginning on July 1, 2004 and ending June 30, 2005. Payment of amounts due hereunder shall be made in the manner and five (5) days before each such date as Sublessor shall be required to pay its corresponding share of such additional rent pursuant to the Underlying Lease. Payments for the first and last years of the term of this Sublease shall be equitably prorated. Promptly after receipt by Sublessor of any real estate tax statement from the Underlying Landlord or of any bill or statement from the Underlying Landlord in respect of which Sublessee shall, pursuant to the terms of this Paragraph 4, be required to pay additional rent, Sublessor shall deliver a comparable statement to Sublessee, together with copies of the statements received by Sublessor from Underlying Landlord, setting forth the amount of additional rent payable by Sublessee hereunder. If Sublessor shall receive a refund of any amounts from Underlying Landlord pursuant to the terms of the Underlying Lease, Sublessor shall promptly notify Sublessee and shall, promptly after receipt thereof, refund to Sublessee the portion thereof, if any, constituting fixed rent or additional rent which shall have been paid by Sublessee hereunder.

5. Occupancy Tax. Sublessee shall pay (i) directly to the City of New York all occupancy and rent taxes which may be payable by Sublessee to the City of New York in respect of the fixed rent reserved by this Sublease and (ii) all other taxes, the payment of which shall be imposed directly upon any occupant of the demised premises. Promptly following Sublessor’s request, Sublessee shall provide Sublessor with copies of documentation evidencing payment of all such taxes, including any applicable tax returns filed and canceled checks.

6. Use. Sublessee and its affiliates and subsidiaries shall use the demised premises only for the general, executive and administrative offices. Sublessee and its affiliates and subsidiaries shall use and occupy the demised premises in a manner not inconsistent with the provisions of the Underlying Lease.

7. Compliance with Underlying Lease. Sublessee covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Sublessor, as tenant pursuant to the Underlying Lease, except for any Excluded Provisions, and further covenants and agrees not to do or suffer or permit anything to be done which would result in a default under or cause the Underlying Lease to be terminated. All of the terms, covenants, conditions, provisions and agreements of the Underlying Lease, excepting any Excluded Provisions, are hereby incorporated herein with the same force and effect as if herein set forth in full and wherever the term “Tenant” occurs in the Underlying Lease, the same shall be deemed to refer to Sublessee. Notwithstanding the foregoing, all grace periods specified in the Underlying Lease shall, for purposes of determining compliance by Sublessee with the provisions hereof, be each reduced by five (5) days. In relation to Sublessee performing the obligations of Sublessor, as tenant pursuant to the Underlying Lease, said obligations shall be those of Sublessor in relation to the demised premises.

8. Non-Liability, Indemnity. Sublessee shall indemnify and hold harmless Sublessor, its agents, contractors, servants, licensees, employees or invitees from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) arising from (i) the use, conduct or maintenance of the demised premises or any business therein or any work or thing whatsoever done, or any condition created in or about the demised premises during the term of this Sublease (or any time prior to the Commencement Date that Sublessee may have been given access to the demised premises), (ii) any negligent or otherwise wrongful act or omission of Sublessee, Sublessee’s affiliates and subsidiaries or any of such parties respective agents, contractors, servants, licensees, employees or invitees, (iii) any failure of Sublessee to perform or comply with all of the provisions of this Sublease hereof that are applicable to Sublessee, and (iv) any obligation Sublessor may have to indemnify Underlying Landlord under the Underlying Lease which arises from any failure by Sublessee to perform or comply with the provisions of this Sublease that are applicable to Sublessee. In case any action or proceeding be brought against Sublessor or any agent, contractor, servant, licensee, employee or invitee of Sublessor by reason of any of the foregoing, Sublessee, upon notice from Sublessor, shall defend such action or proceeding by counsel chosen by Sublessee, who shall be reasonably satisfactory to Sublessor. Sublessor shall not unreasonably withhold or delay its consent if the aforementioned counsel is the counsel for Sublessee’s insurance carrier. Sublessee or its counsel shall keep Sublessor fully appraised at all times of the status of such defense and shall not settle same without the written consent of Sublessor, which consent shall not be unreasonably withheld or delayed. Sublessor shall indemnify and hold harmless Sublessee, its agents, contractors, servants, licensees, employees or invitees from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) arising from (i) any negligent or otherwise wrongful act or omission of Sublessor or any of its agents, contractors, servants, licensees, employees or invitees, and (ii) any failure of Sublessor to perform or comply with all of the provisions of this Sublease or the Underlying Lease to the extent not resulting from the failure of Sublessee to perform or comply with all the provisions of this Sublease.

9. Performance by Underlying Landlord.

(A) Sublessor does not assume any obligation to perform the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on the part of Underlying Landlord to be performed or make any representation or warranty made by Underlying Landlord. In the event Underlying Landlord shall fail to perform any of the terms, covenants, conditions, provisions and agreements contained in the Underlying Lease on its part to be performed, Sublessor shall be under no obligation or liability whatsoever to Sublessee. Sublessor shall cooperate with Sublessee, at no cost to Sublessor, in seeking to obtain the performance of Underlying Landlord under the Underlying Lease. If Underlying Landlord shall default in any of its obligations with respect to the demised premises, or there shall exist a bona fide dispute with Underlying Landlord under the terms, covenants, conditions, provisions and agreements of this Sublease and/or the Underlying Lease and Sublessee notifies Sublessor in writing that Sublessee has previously notified Underlying Landlord of such dispute and that such default or notice has been disregarded or not reasonably satisfactorily acted upon (which notice shall not be required if Underlying Landlord has made it clear by notice or prior course of conduct with Sublessee that it will not deal directly with Sublessee), then provided Sublessee is not in default under this Sublease, Sublessor shall use reasonable efforts to enforce its rights under the Underlying Lease for Sublessee’s benefit, including, but not limited to, giving notices, claims and demands to and on Underlying Landlord. Sublessee shall reimburse Sublessor for all out-of-pocket third party costs incurred in connection with the enforcement of such rights. Notwithstanding the foregoing, Sublessor shall have no obligation to commence any action at law or in equity to obtain any relief sought by Sublessee by reason of Underlying Landlord’s breach of its obligations under the Underlying Lease. Sublessee shall indemnify Sublessor against, and hold Sublessor harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by Sublessor by reason of the enforcement of its rights under the Underlying Lease for the benefit of Sublessee, such indemnity shall survive the Expiration Date or sooner termination of this Sublease.

(B) If, after written request from Sublessee, Sublessor shall fail or refuse to take appropriate action for the enforcement of Sublessor’s rights against Underlying Landlord with respect to the demised premises, Sublessee shall have the right to take such action in its own name, and for such purpose and only to such extent, all of the rights of Sublessor under the Underlying Lease are hereby conferred upon and conditionally assigned to Sublessee and Sublessee hereby is subrogated to such rights to the extent that the same shall apply to the demised premises; provided, however, that (i) Sublessee shall only have such rights if Sublessee shall not be in default under this Sublease beyond any applicable notice and cure period, and (ii) Sublessor shall have the right to require Sublessee to discontinue such action if in the reasonable opinion of Sublessor such action may cause a cancellation, forfeiture or termination of the Underlying Lease or Sublessor’s estate and rights thereunder with respect to the demised premises. If any such action against Underlying Landlord in Sublessee’s name shall be barred by reason of lack of privity, non-assignability or otherwise, Sublessee may take such action in Sublessor’s name provided Sublessee has obtained the prior written consent of Sublessor, and that copies of all papers and notices of all proceedings shall be promptly given to Sublessor so that Sublessor may be kept fully informed in respect thereof. In connection with the foregoing, Sublessee shall indemnify and hold Sublessor harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by Sublessor by reason of any action by Sublessee against Underlying Landlord, such indemnity shall survive the Expiration Date or sooner termination of this Sublease.

(C) Sublessee shall not be allowed any abatement or diminution of fixed rent or additional rent under this Sublease because of Underlying Landlord’s failure to perform any of its obligations under the Underlying Lease. Notwithstanding the foregoing, in the event that Sublessor receives an abatement or diminution of fixed rent or additional rent from Underlying Landlord that relates to the demised premises, Sublessee shall be entitled to its allocable share of such abatement or diminution less any expenses incurred by Sublessor in obtaining such abatement or diminution from Underlying Landlord; it being understood and agreed that if the abatement relates solely to the demises premises and relates only to the period covered by this Sublease, Sublessee shall be entitled to 100% of such abatement less any expenses as set forth in the preceding sentence.

10. Services. Sublessee shall be entitled to receive all of those services and repairs, if any, which Underlying Landlord may be obligated to provide and to make under the terms, covenants, conditions, provisions and agreements of the Underlying Lease (including any rights to maintain its pro rata share of listings on the building directory) and to the extent that Underlying Landlord is not required to provide any such services and repairs, Sublessee shall be responsible therefor, subject to and in accordance with the provisions of the Underlying Lease.

11. Alterations. Sublessee shall not make any changes, alterations, additions or improvements (each, an “Alteration”) to the demised premises without first obtaining the written consent of Underlying Landlord and Sublessor and otherwise in accordance with Article 6 of the Underlying Lease and depositing with Sublessor a bond or other reasonable security satisfactory to Sublessor, in the amount of 110% of the aggregate cost of such Alteration, to insure the lien-free completion of such Alteration. Sublessor’s consent shall not be unreasonably withheld if the written consent of Underlying Landlord is first obtained; provided, that, it will not be unreasonable for Sublessor to condition its consent on Sublessee’s agreement to remove the subject Alteration prior to the Expiration Date. Simultaneously with the submission of documents to Underlying Landlord, Sublessee shall send copies of all such documents regarding alterations to Sublessor. To the extent Sublessee receives consent for an Alteration directly from Underlandlord, Sublessee shall deliver a copy of such consent to Sublessor. Sublessee shall pay all costs and expenses relating to any changes, alterations, additions or improvements and shall cause same to be completed in accordance with the terms, covenants, conditions, provisions and agreements of the Underlying Lease. Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from and against any and all loss, cost, damage, expense or liability (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by Sublessor as a result of Sublessee’s failure to comply with the provisions of this Paragraph 11. Notwithstanding anything to the contrary contained herein, Sublessor’s consent shall not be required for any purely cosmetic and/or decorative changes, including but limited to painting and carpeting; it being understood and agreed that the foregoing shall not vitiate the requirement for Sublessee to obtain Underlying Landlord’s consent to such Alterations (if Underlying Landlord’s consent would be required under the Underlying Lease) or negate the requirement to post the requisite security as set forth in the first sentence of this Paragraph 11.

12. Initial Occupancy. Sublessee represents that it has inspected the demised premises and agrees to take the same “as is” in their present condition except that Sublessor shall deliver the demised premises vacant and broom clean, and Sublessee acknowledges that no representations with respect to the condition of the demised premises have been made. Sublessor shall also deliver to Sublessee all furniture and fixtures existing in the demised premises as of the date of this Sublease and itemized on Schedule 1 annexed hereto and Sublessee agrees to accept the same in their “AS IS” condition as of the Commencement Date without warranty. Any work required by Sublessee to prepare the demised premises for its occupancy shall be paid for by Sublessee and shall be subject to all of the terms, covenants, conditions, provisions and agreements set forth in the Underlying Lease.

13. Assignment and Subsubletting.

(A) Sublessee shall not (i) assign this Sublease (by operation of law or otherwise), (ii) subsublet all or any part of the demised premises, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the demised premises or any interest therein, or (iv) grant any concession, license or otherwise permit the demised premises to be used or occupied by anyone other than Sublessee without first complying with the provisions of Articles 15 of the Underlying Lease and obtaining the prior written consent of the Underlying Landlord and Sublessor.

(B) Copies of all materials required by the Underlying Lease shall be delivered to Sublessor, together with Sublessee’s request for consent.

(C) Any sale, transfer or hypothecation of the shares or other equity interests in Sublessee, and any merger or consolidation of Sublessee with any other business entity, shall constitute an assignment of this Sublease if and to the extent that any such transaction, if entered into by Sublessor, would constitute an assignment under the terms of the Underlying Lease.

(D) If this Sublease is assigned, or if the demised premises or any part thereof is subsublet or occupied by one other than Sublessee, whether or not Sublessee shall have been granted any required consent, Sublessor may, after default by Sublessee, collect rent and other charges from such assignee, subsubtenant or other occupant, and apply the net amount collected to fixed rent and other charges herein reserved, but no such assignment, subsubletting, occupancy or collection shall be deemed to be a waiver of the requirements of this Paragraph 13 or an acceptance of the assignee, subsubtenant or other occupant as the sublessee under this Sublease. The consent by Sublessor to an assignment or subsubletting shall not in any way be construed to relieve Sublessee from obtaining the consent of Underlying Landlord and Sublessor to any further assignment or subsubletting. No assignment or subsubletting shall, in any way, release, relieve or modify the liability of Sublessee under this Sublease and Sublessee shall be and remain liable under all of the terms, covenants, conditions, provisions and agreements hereof.

(E) If Sublessee shall at any time request the consent of Sublessor to any proposed assignment of this Sublease or subsubletting of all or any portion of the demised premises, Sublessee shall pay on demand the reasonable costs and expenses incurred by Sublessor and Underlying Landlord, including, without limitation, architect, engineer and reasonable attorneys’ fees and disbursements, and a reasonable administrative fee for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or subsubletting of the demised premises or any part thereof.

(F) In the event of a proposed assignment of this Sublease or subsubletting of the demised premises, Sublessor may elect to require the Sublessee to surrender to Sublessor and vacate the demised premises not later than the date upon which the proposed assignment or subsubletting is proposed to commence and comply on such date with the provisions of this Sublease as to the surrender of the demised premises.

(G) If Underlying Landlord and Sublessor shall give their consent to any assignment of this Sublease or any subsubletting, Sublessee shall, in consideration therefor, pay to Sublessor, as additional rent:

(i) In the case of an assignment, an amount equal to fifty percent (50%) all sums and other consideration paid to Sublessee by the assignee for or by reason of such assignment after deduction of the commercially reasonable and customary costs incurred by Sublessee in effectuating such assignment including reasonable attorneys’ fees, advertising costs, rent concessions, construction costs and brokerage commissions in each case based upon bills, receipts or other evidence of such costs reasonably satisfactory to Sublessor (collectively, “Expenses”).

(ii) In the case of a subsublease, fifty percent (50%) of all of the rents, additional rents or other consideration payable under the subsublease or otherwise to Sublessee by the subsubtenant which are in excess of the fixed rent and additional rent accruing during the term of this Sublease with respect to the subsubleased space (at the rate per square foot payable by Sublessee hereunder) pursuant to the provisions hereof after deduction of the Expenses incurred by Sublessee in connection with such subsublease.

(H) The sums payable under this subparagraph shall be paid to Sublessor as and when paid by the assignee or subsubtenant, as the case may be.

14. Insurance.

(A) During the term of this Sublease, Sublessee, at its sole cost and expense, shall provide and maintain comprehensive public liability and property damage insurance in conformity with the provisions of Article 12 of the Underlying Lease. Sublessee shall cause Sublessor and Underlying Landlord (and any other parties if required pursuant to the provisions of the Underlying Lease) to be included as additional insureds in said policy or policies which shall contain provisions, if and to the extent available, that it or they will not be cancelable except upon at least thirty (30) days prior written notice to all insureds and that the act or omission of one insured will not invalidate the policy as to the other insureds. Sublessee shall furnish to Sublessor reasonably satisfactory evidence that such insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter.

(B) Nothing contained in this Sublease shall relieve Sublessee from liability that may exist as a result of damage from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent permitted by law, Sublessor and Sublessee each hereby releases and waives all right of recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sublessor and Sublessee provide that such release or waiver does not invalidate the insurance. If the inclusion of said provision would involve an additional expense, either party, at its expense, may require such provision to be inserted in the other’s policy.

(C) Sublessee hereby releases Underlying Landlord or anyone claiming through or under Underlying Landlord by way of subrogation or otherwise to the extent that Sublessor released Underlying Landlord or Underlying Landlord was relieved of liability or responsibility pursuant to the provisions of the Underlying Lease, and Sublessee will cause its insurance carriers to include any clauses or endorsements in favor of Underlying Landlord which Sublessor is required to provide pursuant to the provisions of the Underlying Lease.

15. Default. In the event Sublessee defaults in the performance of any of the terms, covenants, conditions, provisions and agreements of this Sublease or of the Underlying Lease, beyond the expiration of any applicable notice and cure period as may be herein provided, Sublessor shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law and also any and all of the rights and remedies specifically provided for in the Underlying Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Underlying Lease rights and remedies are given to Underlying Landlord, the same shall be deemed to refer to Sublessor.

16. Destruction by Fire or Other Casualty, Condemnation.

(A) If the demised premises or the Building shall be partially or totally damaged or destroyed by fire or other casualty, Sublessee shall have no right to terminate this Sublease and this Sublease shall not be terminated by reason of such casualty unless the Underlying Lease is terminated by Sublessor or Underlying Landlord pursuant to the provisions of Article 13 of the Underlying Lease.

(B) If the demised premises are partially or totally damaged by fire or other casualty as a consequence of which Sublessor shall receive an abatement of rent relating to the demised premises, then in such event, there shall be a corresponding abatement of the fixed rent payable hereunder.

(C) Sublessee shall give Sublessor and Underlying Landlord notice of any fire, casualty or accident in or about the demised premises promptly after Sublessee becomes aware of such event.

(D) If the Underlying Lease is terminated pursuant to the provisions of Article 14 thereof as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Sublessee shall have no claim to any portion of the award with respect to any such taking, except to file a claim for the value of its fixtures or for moving expenses; provided, however, that Sublessor’s award is not thereby reduced or otherwise adversely affected.

(E) Subtenant waives the provisions of Section 227 of the New York Real Property Law, which is superseded by the provisions of this Paragraph 16.

17. Attornment. If the Underlying Lease and Sublessor’s leasehold interest in the demised premises shall be terminated, other than as a result of a casualty or condemnation or sale in lieu thereof, Sublessee shall, if so requested in writing by Underlying Landlord, attorn to Underlying Landlord pursuant to the terms and conditions of this Sublease (including the payments for Fixed Rent and additional rent), and shall, during the term of this Sublease, perform all of the terms, covenants, conditions, provisions and agreements of this Sublease on the part of Sublessee to be performed. In the event of any such attornment, Underlying Landlord shall not be (i) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublessor); (ii) subject to any offsets or defenses which Sublessee might have against any prior sublessor (including, without limitation, Sublessor); (iii) bound by any fixed rent or additional rent which Sublessee might have paid for more than the then current month to any prior sublessor (including, without limitation, Sublessor); or (iv) bound by any amendment or modification of this Sublease made without Underlying Landlord’s written consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments, but Sublessee agrees, upon the demand of Underlying Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

18. Sublease Consent. This Sublease shall become effective only if the written consent hereto of Underlying Landlord is obtained (the “Sublease Consent”). If the Sublease Consent is not obtained, then this Sublease shall be null and void and of no force or effect and Escrow Agent shall return the first month’s rent and the security being held by Escrow Agent and thereupon neither party shall have any further obligation to the other. Upon execution and delivery of this Sublease by Sublessor and Sublessee and confirmation of Escrow Agent’s receipt of the first month’s rent and security, Sublessor shall promptly request the consent of Underlying Landlord to this Sublease. Sublessee agrees to provide such information in connection with such request as Underlying Landlord shall reasonably request. In the event that

Underlying Landlord shall notify Sublessor that it will not consent to this Sublease, then Sublessor will promptly notify Sublessee and Escrow Agent of such fact, Escrow Agent shall return to Sublessee the first month’s rent and security, and thereupon this Sublease shall be null and void. If the foregoing consent is not obtained by July 1, 2004 (the “Outside Date”), then either party may terminate this Sublease upon written notice to the other given at any time following the Outside Date but prior to receipt of the Sublease Consent and as of the date of such notice this Sublease shall be deemed void and of no force and effect, and neither party shall have any further obligation or liability to the other, except that Escrow Agent shall return the first month’s rent and security to Sublessee.

19. Notice. Any notice to be given under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by nationally-recognized overnight courier, addressed to (i) Sublessor at its (a) address herein stated, Attention: Craig Mckibben, and (b) with copies to Paul, Hastings, Janofsky & Walker, LLP, 75 East 55th Street, New York, New York 10022 Attention: Michael Zuppone, Esq., and (ii) Sublessee, (a) at its address herein stated, Attention: Andrew Flinn and (b) with a courtesy copy to Sadis & Goldberg, LLC, 463 Seventh Avenue, Suite 1601, New York, New York 10018 Attention: Jeffrey Goldberg, Esq. No notice shall be effective unless given to all of the parties listed hereinabove. Each party shall have the right to designate, by notice in writing, any other address to which such party’s notice is to be sent. Any notice to be given by either party may be given by the attorneys for such party, Any notice shall be deemed given upon delivery (or rejection of delivery).

20. Quiet Enjoyment. Sublessor covenants that Sublessee, on paying the fixed rent and additional rent and performing all the terms, covenants, conditions, provisions and agreements aforesaid, shall and may peacefully and quietly have, hold and enjoy the demised premises for the term aforesaid, free from any interference or hindrance by Sublessor, but subject to the exceptions, reservations and conditions hereof, the Underlying Lease, Ground Lease and any other superior lease or mortgage.

21. Surrender of Demised Premises. On the date upon which the term hereof shall expire and come to an end, whether on the Expiration Date, by lapse of time or otherwise, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the demised premises to Sublessor in the same good order and condition as Sublessor is delivering them to Sublessee, subject to the provisions of Article 22 of the Underlying Lease.

22. Broker. Sublessor and Sublessee represent to each other that Cushman & Wakefield, Inc. and Gerber Real Estate Advisors, Inc. (collectively, the “Brokers”) are the only brokers with whom Sublessor and Sublessee dealt in relation to this transaction and that Sublessor and Sublessee has had no dealings, either direct or indirect, with any other real estate agent or broker in connection with this transaction. Sublessor and Sublessee agree to indemnify, defend and hold the other harmless from any loss, liability and expense incurred by Sublessor or Sublessee, as the case may be, as a result of any claim made against such party which is based upon a breach of the representation made by Sublessor and Sublessee in this Paragraph 22. Sublessor’s and Sublessee’s indemnification obligation hereunder shall survive the Expiration Date or sooner termination of this Sublease. Sublessor hereby agrees to pay the Brokers a commission pursuant to a separate agreement.

23. Excluded Provisions. The following provisions of the Underlying Lease are deemed to be Excluded Provisions: Articles 2 (except for clause (ii) of Section 2.4), 32, 35 and 37, Sections 10.4, 15.5, 15.6, 27.1 and Schedules “A”, “E” and “F” and with respect to the Amendment: paragraphs 2, 3, 4(A), 4(B), 4(C), 4(D), 4(E), 5, 6, and 7.

24. Security Deposit.

(A) Subject to subparagraph 24(B) below, Sublessee has deposited with Escrow Agent, the sum of $119,466.67 as security for the faithful performance and observance by Sublessee of the terms, covenants, conditions, provisions and agreements of this Sublease. Escrow Agent shall release such security to Sublessor upon its receipt of a copy of the Sublease Consent executed by the Underlying Landlord. It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease, including, but not limited to, the payment of fixed rent and additional rent, Sublessor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any fixed rent and additional rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the demised premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublessor. If Sublessor so applies or retains any part of the security, Sublessee shall, within five (5) days of demand made by Sublessor in a written notice to Sublessee, promptly deposit with Sublessor the amount so applied or retained so that Sublessor shall have the full deposit on hand at all times during the term of this Sublease. In the event that Sublessee shall fully and faithfully comply with all of the terms, covenants, conditions, provisions and agreements of this Sublease, the security shall be returned to Sublessee after the Expiration Date and after delivery of entire possession of the demised premises to Sublessor in the condition required by the Underlying Lease. In the event of an assignment by Sublessor of its interest under the Underlying Lease, Sublessor shall have the right to transfer the security and Sublessee agrees to look to the new sublessor solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new sublessor. Sublessee further covenants that it shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublessor nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(B) In lieu of the cash security deposit referred to in subparagraph 24(A) above, Sublessee may deliver to Escrow Agent and maintain in effect at all times during the term of this Sublease following delivery thereof, a clean, unconditional and irrevocable letter of credit, in substantially the form annexed hereto as Schedule B, in the amount of $119,466.67 issued by a banking corporation (“Bank”) reasonably satisfactory to Sublessor and having its principal place of business or its duly licensed branch in the City and County of New York at which the letter of credit may be presented for payment. Escrow Agent shall deliver any such letter of credit to Sublessor upon its receipt of a copy of the Sublease Consent executed by the Underlying Landlord. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall provide that it shall be automatically renewed from year to year unless terminated by the Bank by notice to Sublessor given not less than ninety (90) days prior to the then expiration date therefor. It is agreed that in the event Sublessee defaults in respect of any of the terms, covenants, conditions, provisions or agreements of this Sublease, including, but not limited to, the payment of fixed rent and additional rent, or if the letter of credit is terminated pursuant to the preceding sentence and is not replaced within thirty (30) days prior to its expiration date that (i) Sublessor shall have the right to require the Bank to make payment to Sublessor of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default, and (ii) Sublessor may apply said sum so paid to it by the Bank to the extent required for the payment of any fixed rent or additional rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee’s default in respect of any of the terms, covenants, conditions, provisions and agreements of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the demised premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Sublessor, without thereby waiving any other rights or remedies of Sublessor with respect to such default. If Sublessor applies any part of the proceeds of the letter of credit, Sublessee, upon demand, shall promptly deposit with Sublessor, the amount so applied or retained so that Sublessor shall have the full deposit on hand at all times during the term of this Sublease. If Sublessee shall fully and faithfully comply with all of the terms, covenants, conditions, provisions and agreements of this Sublease, any letter of credit, or any remaining portion of any sum collected by Sublessor hereunder from the Bank, together with any other portion or sum held by Sublessor as security, shall be returned to Sublessee after the Expiration Date and after delivery of the entire possession of the demised premises to Sublessor in the condition required by the Underlying Lease. In the event of an assignment by Sublessor of its interest under the Underlying Lease, Sublessor shall have the right to transfer the security and Sublessee agrees to look to the new sublessor solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new sublessor. Sublessee shall have the right to substitute one letter of credit for another, provided that, at all times, the letter of credit shall meet the requirements of this subparagraph 24(B).

25. Inability to Perform, Delays. If Sublessee shall be delayed in obtaining possession of the demised premises because of any reason beyond the reasonable control of Sublessor, Sublessor shall not be subject to any liability, the effectiveness of this Sublease shall not be affected and the term hereof shall not be extended, but the fixed rent shall be abated (provided Sublessee is not responsible for any such delay in obtaining possession) until possession shall have been made available to Sublessee. The provisions hereof are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law. In the event possession of the demised premises is not delivered to Sublessee by the Outside Date, for any reason excluding Sublessee’s delay, then at anytime thereafter and before possession is delivered, Sublessee may elect to terminate this Sublease upon notice to Sublessor.

26. No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained or acceptance of payment of any kind with knowledge of a default by the other party, shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party’s obligations hereunder. Further, no payment by Sublessee or receipt by Sublessor of a lesser amount than the correct amount of fixed rent and/or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublessor may accept any checks or payments as made without prejudice to Sublessor’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

27. Limitations on Sublessee’s Remedies.

With respect to any provision of this Sublease which specifically requires that Sublessor shall not unreasonably withhold or unreasonably delay its consent or approval, Sublessee in no event shall be entitled to make, nor shall Sublessee make, any claim, and Sublessee hereby waives any claim, for any sum of money whatsoever as damages, costs, expenses, attorneys’ fees or disbursements, whether affirmatively or by way of setoff, counterclaim or defense, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or unreasonably delayed such consent or approval. Sublessee’s sole remedy for claimed unreasonable withholding or unreasonable delaying by Sublessor of its consent or approval shall be an action or proceeding brought and prosecuted solely at Sublessee’s own cost and expense to enforce such provision, for specific performance, injunction or declaratory judgment.

28. Underlying Lease Compliance.

(A) Sublessor represents and warrants to Sublessee that as of the date hereof (i) the Underlying Lease is in full force and effect; (ii) to the best knowledge of Sublessor, no event has occurred which with the passage of time or giving of notice, or both, shall ripen into a default under the Underlying Lease; (iii) there are presently no offsets or defenses existing against the enforcement of the Underlying Lease and Sublessor holds title to the entire tenant’s interest under the Underlying Lease, and (iv) that the Underlying Lease annexed hereto is a full and complete copy of same.

(B) Sublessor covenants and agrees that it will not (i) voluntarily cancel or surrender the Underlying Lease during the term of the Sublease without Sublessee’s consent, or (ii) do or cause to be done or suffer or permit any act or thing to be done which could cause the Underlying Lease to be terminated as a result of a default by Sublessor thereunder, unless Sublessor is prevented from complying with the terms of this subparagraph due to any action or inaction of Sublessee, or (iii) amend or modify the Underlying Lease in any manner which increase the obligations of Sublessee hereunder (other than to a de minimis extent), without obtaining the prior written consent of Sublessee.

29. Signage. Subject to the provisions of the Underlying Lease, Sublessee may, at its sole cost and expense, install “entry suite” signage in the elevator lobby of the 20th floor of the Building, provided that Sublessee remove such “entry suite” signage on or prior to the Expiration Date and repair any damage that may result from such removal. Sublessor shall cause to be provided to Sublessee (subject to the consent of the Underlying Landlord) listings on the Building’s computerized directory, if any, located in the lobby of the Building.

30. Entire Agreement, Miscellaneous.

(A) This Sublease shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

(B) The paragraph headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

(C) If any of the provisions of this Sublease or the application thereof to any person or circumstance shall be, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

(D) All of the terms and provisions of this Sublease shall be binding upon and, except as prohibited by Paragraph 13 hereof, inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(E) All prior negotiations and agreements relating to this Sublease and the demised premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the provisions of the Underlying Lease.

(F) Each person executing this Sublease hereby represents and warrants that he or she is a duly authorized representative of Sublessor or Sublessee, as the case may be, and has full authority to execute and deliver this Sublease.

(G) This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublessor shall have obtained Underlying Landlord’s written consent to this Sublease pursuant to the provisions hereof and delivered to Sublessee an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the demised premises.

(H) This Sublease may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(I) This Sublease and all the obligations of Sublessee to pay fixed rent and additional rent and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublessor or Underlying Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sublessor or Underlying Landlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Sublessor’s or Underlying Landlord’s control.

(J) Each and every right and remedy of Sublessor under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

(K) At any time and from time to time Sublessee shall, within seven (7) days after written request by Sublessor, execute, acknowledge and deliver to Sublessor a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modification(s), (ii) the dates to which the fixed rent and additional rent and other charges have been paid, (iii) that, to the best of Sublessee’s knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default(s) and (iv) as to such other matters as Sublessor may reasonably request.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Sublease as of the day and year first above written.

SUBLESSOR:

AMPEX CORPORATION

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben
Title: V.P.

SUBLESSEE:

CALYPSO CAPITAL MANAGEMENT, LLC

By:	/s/ Casey Gard
Name: Casey Gard
Title: Managing Member

ESCROW AGENT:

SADIS & GOLDBERG, LLC

By:	/s/ Jeffrey Goldberg
Name: Jeffrey Goldberg
Title: Member

SCHEDULE A

Floor Plan

[attached hereto]

A-1

SCHEDULE A

Floor Plan

8

SCHEDULE B

(Bank Letterhead)

Standby Letter of Credit No. _________________
Date of Issue: ____________________________

Issuing Bank: ___________________

Beneficiary:	Applicant:
Ampex Corporation	______________________________
135 East 57th Street	______________________________
New York, New York 10022	______________________________
Amount: _____________________________________

Dear Sir(s):

We hereby issue in your favor our irrevocable Letter of Credit under the above referenced number and amount which is available against presentation of your draft drawn on us at sight and bearing our Letter of Credit number _______________.

The original Letter of Credit plus any subsequent amendments thereto must accompany such draft when presented for payment.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for periods of one year each from the present or any future expiration date hereof, unless thirty (30) days prior to any expiration date we shall notify you in writing, by certified mail, return receipt requested, that we elect not to consider this Letter of Credit renewed for any such additional period. After receipt by you of such notice, you may, until the expiration date hereof, draw the full amount of the credit hereunder, against your draft.

This Letter of Credit is transferable by the Beneficiary upon payment of our customary transfer charges which shall be debited to the account of applicant.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this irrevocable letter of credit will be duly honored if presented at our counters at [Insert address of a New York City branch] on or before the expiration date indicated above.

**This documentary credit is subject to the International Standby Practices (“ISP98”) International Chamber of Commerce (Publication No. 590), and as to matters not governed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York.

B-1

SCHEDULE 2

(Schedule of Free Fixed Rent)

May 2005	$7,466.67 (5.68 Days)

June 2005	Entire Month

July 2005	Entire Month

May 2006	$36,266.67 (27.57 Days)

June 2006	Entire Month

July 2006	Entire Month

May 2007	$10,666.67 (8.11 Days)

June 2007	Entire Month

July 2007	Entire Month

March 2008	$27,733.33 (21.08 Days)

April 2008	Entire Month

1

CALYPSO CAPITAL MANAGEMENT, LP

March 29, 2005

Ms. Maria Santana

Ampex Corporation

135 E 57th Street, 32nd Floor

New York, NY 10022

Dear Maria,

Calypso Capital Management LP (an affiliated entity of Calypso Capital Management LLC) will be paying the rent for the space located at 135 E 57th Street, 20th floor, New York, NY 10022 according to the terms of the sublease with Calypso Capital Management LLC. This does not release Calypso Capital Management LLC from the sublease dated April 23, 2004.

Please sign the bottom of this document to confirm your acceptance of this arrangement.

Thank you,

/s/ Andrew Flinn
Andrew Flinn
Chief Financial Officer

Accepted and Agreed to by:

Ampex	/s/ Craig L. McKibben
By:	3/31/05

135 EAST 57TH STREET, 20TH FLOOR • NEW YORK, NY 10022

PHONE: 212 829-4072 • FAX: 212 829-4057